MUELLER WATER PRODUCTS REPORTS 2023 FIRST QUARTER RESULTS

Increased Net Sales 15.6 percent to $314.8 million
Grew Net Income per Diluted Share to $0.14
Achieved Adjusted Net Income per Diluted Share of $0.13

ATLANTA, February 2, 2023 - Mueller Water Products, Inc. (NYSE: MWA) today announced financial results for its fiscal 2023 first quarter ended December 31, 2022.
In the first quarter of 2023, the Company:
•Increased net sales 15.6 percent to $314.8 million as compared with $272.3 million in the prior year quarter
•Generated operating income of $34.0 million as compared with $28.9 million in the prior year quarter and adjusted operating income of $30.3 million as compared with $31.3 million in the prior year quarter, resulting in an adjusted operating margin of 9.6 percent as compared with 11.5 percent in the prior year quarter
•Reported net income of $22.5 million as compared with $19.4 million in the prior year quarter and adjusted net income of $19.7 million as compared with $21.2 million in the prior year quarter
•Reported net income per diluted share of $0.14 and adjusted net income per diluted share of $0.13 as compared with net income per diluted share of $0.12 and adjusted net income per diluted share of $0.13 in the prior year quarter
•Generated adjusted EBITDA of $44.2 million as compared with $47.5 million in the prior year quarter, resulting in an adjusted EBITDA margin of 14.0 percent as compared with 17.4 percent in the prior year quarter
“Overall, I am pleased with our solid start to this year. We again generated a double-digit increase in consolidated net sales. We benefited from past pricing actions, and we implemented additional price increases to help offset the ongoing inflationary pressures. We believe we are on track to achieve the operational improvements needed to increase margins in the second half of this year,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products.
“We remain vigilant as our end markets evolve in this economic environment. We expect the municipal repair and replacement market to be resilient this year; however, we are closely watching the slowdown in new residential construction activity. We continue to work with our channel partners to manage inventories and order levels. Our teams remain focused on delivering the benefits from our large capital projects, particularly the ramp-up of our new brass foundry.
“As we come closer to the end of this transformational period for Mueller, we are confident that we will be well positioned in the market as the benefits from our large capital projects are realized and water utilities begin to accelerate needed repair and replacement work supported by the federal infrastructure bill. Our broad portfolio of products and solutions enables us to help water utilities address growing challenges from the aging infrastructure, climate change and workforce demographics. Additionally, our strategic priorities are supported by a strong balance sheet, with ample liquidity and capacity, to continue to reinvest in our business while returning cash to shareholders, primarily through our quarterly dividend,” Hall concluded.
Consolidated Results
Net sales for the 2023 first quarter increased $42.5 million, or 15.6 percent, to $314.8 million as compared with $272.3 million in the 2022 first quarter. This increase was primarily due to higher pricing across most product lines in both segments, which was partially offset by a decrease in volumes at Water Flow Solutions.
Operating income increased $5.1 million, or 17.6 percent, to $34.0 million as compared with $28.9 million in the prior year quarter. Higher pricing and a net benefit from strategic reorganization and other charges more than offset increased costs associated with unfavorable manufacturing performance, inflation, additional SG&A expenses and lower volumes.
During the quarter, the Company realized a $3.7 million net benefit from strategic reorganization and other charges, which have been excluded from adjusted results. The net benefit primarily consisted of a $4.0 million gain, before tax, on the sale of the Aurora, Illinois, facility, which was partially offset by transaction-related expenses.
Adjusted operating income decreased $1.0 million, or 3.2 percent, to $30.3 million for the quarter as compared with $31.3 million in the prior year quarter.
Adjusted EBITDA of $44.2 million decreased $3.3 million, or 6.9 percent, as compared with $47.5 million in the prior year quarter. Adjusted EBITDA margin was 14.0 percent as compared with 17.4 percent in the prior year quarter.
Segment Results
Water Flow Solutions
Net sales for the 2023 first quarter increased $10.7 million, or 6.9 percent, to $165.6 million as compared with $154.9 million in the prior year quarter. This increase was primarily due to higher pricing across most product lines that more than offset a decrease in volumes primarily in our iron gate valve and service brass products, partially offset by volume growth in specialty valve products.

Operating income and adjusted operating income were each $24.2 million in the quarter. Adjusted operating income decreased $7.1 million, or 22.7 percent, compared with the prior year quarter. Benefits from higher pricing were more than offset by increased costs associated with unfavorable manufacturing performance, lower volumes and inflation.

Adjusted EBITDA of $31.9 million decreased $6.8 million, or 17.6 percent, as compared with $38.7 million in the prior year quarter. Adjusted EBITDA margin was 19.3 percent as compared with 25.0 percent in the prior year quarter.
Water Management Solutions
Net sales for the 2023 first quarter increased $31.8 million, or 27.1 percent, to $149.2 million, as compared with $117.4 million in the prior year quarter. This increase was primarily due to higher pricing across most product lines and increased volumes mainly in hydrant and water application products.

Operating income and adjusted operating income were each $19.6 million in the quarter. Adjusted operating income increased $8.1 million, or 70.4 percent, compared with the prior year quarter. Benefits from higher pricing and volumes more than offset increased costs associated with unfavorable manufacturing performance, inflation and additional SG&A expenses.
Adjusted EBITDA of $26.6 million increased $7.4 million, or 38.5 percent, as compared with $19.2 million in the prior year quarter. Adjusted EBITDA margin was 17.8 percent as compared with 16.4 percent in the prior year quarter.
Interest Expense, Net
Interest expense, net, for the 2023 first quarter was $3.7 million as compared with $4.3 million in the prior year quarter primarily as a result of higher interest income.
Income Taxes
In the 2023 first quarter, income tax expense was $6.9 million, or 23.5 percent of income before income taxes. Income tax expense in the prior year was $6.2 million, or 24.2 percent of income before income taxes.
Cash Flow and Balance Sheet
Net cash used in operating activities for the 2023 first quarter was $6.5 million as compared with net cash provided by operating activities of $19.8 million in the prior year quarter. The decrease was primarily driven by higher inventory levels.
In the 2023 first quarter, the Company invested $9.9 million in capital expenditures as compared with $11.0 million in the prior year period.
Free cash flow (defined as net cash provided by (used in) operating activities less capital expenditures) for the first quarter was $(16.4) million as compared with $8.8 million in the prior year quarter, primarily due to the decrease in net cash provided by operating activities previously mentioned.
As of December 31, 2022, Mueller Water Products had $447.0 million of total debt outstanding and $125.6 million of cash and cash equivalents, resulting in a leverage ratio of 2.3 times and a net debt leverage ratio of 1.7 times. There are no maturities on our debt until June 2029, and the Company’s 4.0 percent Senior Notes have no financial maintenance covenants. Based on December 31, 2022, data, the Company had approximately $162.4 million of excess availability under its ABL Agreement, bringing its total liquidity to $288.0 million.
Full-Year 2023 Outlook
The Company reiterates its outlook for the full-year 2023 which was provided with the report of fiscal 2022 fourth quarter earnings. The Company anticipates that consolidated net sales will increase between 6 percent and 8 percent as compared with the prior year, and adjusted EBITDA will increase between 10 percent and 14 percent as compared with the prior year. This outlook considers pension expense in 2023 of approximately $3.8 million compared with a benefit of $3.9 million in the prior year primarily due to the stock market’s performance. Adjusted operating income, which excludes the impact of pension expense, is expected to increase more than 20 percent compared with the prior year. The Company expects free cash flow to increase as compared with 2022 as a result of improved cash flow from operations, with free cash flow as a percentage of adjusted net income between 40 percent and 60 percent.

This guidance takes into account our backlog at the end of the first quarter, anticipated benefits from higher pricing, current end market expectations, and the continued challenges associated with manufacturing performance, higher inflation, and supply chain disruptions.
The Company’s expectations for certain financial metrics for the full-year fiscal 2023 are as follows:
•Total SG&A expenses between $255 million and $265 million
•Net interest expense between $17 million and $18 million
•Effective income tax rate between 23 percent and 25 percent
•Depreciation and amortization between $61 million and $63 million
•Capital expenditures between $70 million and $80 million
Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Friday, February 3, 2023, at 10 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-876-4955. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures to evaluate the Company’s underlying performance on a consistent basis across periods and to make decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
The Company presents net debt and net debt leverage as performance measures because management uses them to evaluate its capital management and its financial position, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release, which has been posted online at

www.muellerwaterproducts.com. The Company does not reconcile forward-looking non-GAAP measures to the comparable GAAP measures, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, transactions, pension expenses/(benefits) and corporate restructuring, may have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, Board and committee composition plans, long-term strategies and the execution or acceleration thereof, operational improvements and excellence, the benefits of capital investments, financial or operating performance including improving sales growth and driving increased margins, capital allocation and growth strategy plans, positioning the Company’s product portfolio and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, without limitation, including the future impact of the COVID-19 pandemic on the Company’s operations and results, including effects on the financial health of customers (including collections); logistical challenges and supply chain disruptions, geopolitical conditions, or other events; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments in Chattanooga and Kimball, Tennessee, and Decatur, Illinois, plant closures, and our reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, increased competition related to the workforce and labor markets; an inability to protect the Company’s information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, residential construction, and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; the impact of warranty claims; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; changing regulatory, trade and tariff conditions; the failure to integrate and/or realize any of the anticipated benefits of recent acquisitions or divestitures; an inability to achieve some or all of our Environmental, Social, and Governance goals; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q, as applicable.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software technology that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. Mueller brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, i2O®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Pratt Industrial®, SentryxTM, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands to learn more.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Robin Keegan
770-206-4152
rkeegan@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	September 30,
	2022	2022
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$125.6	$146.5
Receivables, net of allowance for credit losses of $6.1 million and $5.6 million	201.9	228.0
Inventories, net	314.0	278.7
Other current assets	30.4	26.8
Total current assets	671.9	680.0
Property, plant and equipment, net	302.9	301.6
Intangible assets, net	355.6	361.2
Goodwill	100.0	98.6
Other noncurrent assets	56.2	56.7
Total assets	$1,486.6	$1,498.1

Liabilities and stockholders’ equity:
Current portion of long-term debt	$0.9	$0.8
Accounts payable	103.5	122.8
Other current liabilities	109.2	117.4
Total current liabilities	213.6	241.0
Long-term debt	446.1	446.1
Deferred income taxes	85.8	86.3
Other noncurrent liabilities	53.3	55.4
Total liabilities	798.8	828.8

Commitments and contingencies

Common stock: 600,000,000 shares authorized; 156,208,077 and 155,844,138 shares outstanding at December 31, 2022 and September 30, 2022, respectively	1.6	1.6
Additional paid-in capital	1,271.0	1,279.6
Accumulated deficit	(544.8)	(567.3)
Accumulated other comprehensive loss	(40.0)	(44.6)
Total stockholders’ equity	687.8	669.3
Total liabilities and stockholders’ equity	$1,486.6	$1,498.1

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended
	December 31,
	2022	2021
	(in millions, except per share amounts)
Net sales	$314.8	$272.3
Cost of sales	221.6	184.7
Gross profit	93.2	87.6
Operating expenses:
Selling, general and administrative	62.9	56.3
Strategic reorganization and other (benefits) charges	(3.7)	2.4
Total operating expenses	59.2	58.7
Operating income	34.0	28.9
Pension expense (benefit) other than service	0.9	(1.0)
Interest expense, net	3.7	4.3
Income before income taxes	29.4	25.6
Income tax expense	6.9	6.2
Net income	$22.5	$19.4

Net income per basic share	$0.14	$0.12

Net income per diluted share	$0.14	$0.12

Weighted average shares outstanding:
Basic	156.4	158.0
Diluted	157.0	158.9

Dividends declared per share	$0.061	$0.058

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three months ended
	December 31,
	2022	2021
	(in millions)
Operating activities:
Net income	$22.5	$19.4
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	7.8	8.0
Amortization	7.0	7.2
Gain on sale of assets	(4.0)	—
Stock-based compensation	1.8	2.0
Pension expense (benefit)	1.1	(0.7)
Deferred income taxes	(0.9)	3.6
Inventory reserve provision	1.2	3.5
Other, net	0.5	1.0
Changes in assets and liabilities, net of acquisition:
Receivables, net	26.4	31.9
Inventories	(36.1)	(28.3)
Other assets	(3.6)	(0.8)
Accounts payable	(19.6)	(8.4)
Other current liabilities	(8.4)	(12.8)
Other noncurrent liabilities	(2.2)	(5.8)
Net cash (used in) provided by operating activities	(6.5)	19.8
Investing activities:
Capital expenditures	(9.9)	(11.0)
Acquisition, net of cash acquired	—	0.2
Proceeds from sale of assets	5.1	—
Net cash used in investing activities	(4.8)	(10.8)
Financing activities:
Dividends paid	(9.5)	(9.2)
Employee taxes related to stock-based compensation	(1.5)	(1.9)
Financing leases	(0.1)	(0.1)
Common stock issued	0.6	0.7
Common stock repurchased under buyback program	—	(20.0)
Net cash used in financing activities	(10.5)	(30.5)
Effect of currency exchange rate changes on cash	0.9	1.3
Net change in cash and cash equivalents	(20.9)	(20.2)
Cash and cash equivalents at beginning of period	146.5	227.5
Cash and cash equivalents at end of period	$125.6	$207.3

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended December 31, 2022
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$165.6	$149.2	$—	$314.8

Gross profit	$46.6	$46.6	$—	$93.2
Selling, general and administrative expenses	22.4	27.0	13.5	62.9
Strategic reorganization and other (benefits) (1)	—	—	(3.7)	(3.7)
Operating income (loss)	$24.2	$19.6	$(9.8)	$34.0

Operating margin	14.6%	13.1%		10.8%

Capital expenditures	$7.8	$2.1	$—	$9.9

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$22.5
Strategic reorganization and other (benefits)				(3.7)
Income tax expense of adjusting items				0.9
Adjusted net income				$19.7

Weighted average diluted shares outstanding				157.0

Adjusted net income per diluted share				$0.13

Net income				$22.5
Income tax expense (2)				6.9
Interest expense, net (2)				3.7
Pension expense other than service (2)				0.9
Operating income (loss)	$24.2	$19.6	$(9.8)	34.0
Strategic reorganization and other (benefits)	—	—	(3.7)	(3.7)
Adjusted operating income (loss)	24.2	19.6	(13.5)	30.3
Pension expense other than service	—	—	(0.9)	(0.9)
Depreciation and amortization	7.7	7.0	0.1	14.8
Adjusted EBITDA	$31.9	$26.6	$(14.3)	$44.2

Adjusted operating margin	14.6%	13.1%		9.6%

Adjusted EBITDA margin	19.3%	17.8%		14.0%

Adjusted EBITDA	$31.9	$26.6	$(14.3)	$44.2
Three prior quarters’ adjusted EBITDA	116.6	64.7	(34.3)	147.0
Trailing twelve months’ adjusted EBITDA	$148.5	$91.3	$(48.6)	$191.2

Reconciliation of net debt to total debt (end of period):

Current portion of long-term debt	$0.9
Long-term debt	446.1
Total debt	$447.0
Less cash and cash equivalents	125.6
Net debt	$321.4

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)	1.7	x

Reconciliation of free cash flow to net cash used in operating activities:
Net cash used in operating activities	$(6.5)
Less capital expenditures	(9.9)
Free cash flow	$(16.4)

(1) Strategic reorganization and other benefits primarily relate to a gain from the sale of our facility in Aurora, Illinois, partially offset by transaction expenses.
(2) The Company does not allocate interest, income taxes or pension benefit (expense) other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended December 31, 2021
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$154.9	$117.4	$—	$272.3

Gross profit	$52.1	$35.5	$—	$87.6
Selling, general and administrative expenses	20.8	24.0	11.5	56.3
Strategic reorganization and other charges	—	0.1	2.3	2.4
Operating income (loss)	$31.3	$11.4	$(13.8)	$28.9

Operating margin	20.2%	9.7%		10.6%

Capital expenditures	$9.4	$1.6	$—	$11.0

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$19.4
Strategic reorganization and other charges				2.4
Income tax benefit of adjusting items				(0.6)
Adjusted net income				$21.2

Weighted average diluted shares outstanding				158.9

Adjusted net income per diluted share				$0.13

Net income				$19.4
Income tax expense (1)				6.2
Interest expense, net (1)				4.3
Pension benefit other than service (1)				(1.0)
Operating income (loss)	$31.3	$11.4	$(13.8)	28.9
Strategic reorganization and other charges	—	0.1	2.3	2.4
Adjusted operating income (loss)	31.3	11.5	(11.5)	31.3
Pension benefit other than service	—	—	1.0	1.0
Depreciation and amortization	7.4	7.7	0.1	15.2
Adjusted EBITDA	$38.7	$19.2	$(10.4)	$47.5

Adjusted operating margin	20.2%	9.8%		11.5%

Adjusted EBITDA margin	25.0%	16.4%		17.4%

Adjusted EBITDA	$38.7	$19.2	$(10.4)	$47.5
Three prior quarters’ adjusted EBITDA	123.3	73.2	(37.6)	158.9
Trailing twelve months’ adjusted EBITDA	$162.0	$92.4	$(48.0)	$206.4

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.0
Long-term debt				445.9
Total debt				$446.9

Less cash and cash equivalents	207.3
Net debt	$239.6

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)	1.2	x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$19.8
Less capital expenditures	(11.0)
Free cash flow	$8.8

(1) The Company does not allocate interest, income taxes or pension benefit (expense) other than service to its segments.